Exhibit 99.3

Forward Looking Statements Disclaimer (Shown on Video)

This video includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results could differ materially due to a number of risks and uncertainties, including those mentioned in the most recent Form 10-K filed by Faraday Future Intelligent Electric with the SEC. These forward-looking statements speak only as of the date of this call, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Video Transcript

Dear fellow stockholders,

Recently, I shared with you some FF strategic updates and potential growth opportunities for the Company. Today, I want to address two priorities that are crucial for our stockholders in the near future. These are also top priorities of our recent work — The first is regaining compliance with Nasdaq’s listing standards; The second is securing strategic funding. Our stockholders drive Faraday Future, that’s why we are asking your support in the upcoming Annual General Meeting for all of our management proposals. Also feel free to raise all questions related to the just filed proxy.  We want to make sure you fully understand our proposals and you can vote with the necessary level of knowledge.

1. Securing Full Nasdaq Compliance

In December, FF’s stock price fell below Nasdaq’s minimum bid price requirement for listed companies for 30 consecutive trading days, resulting in a deficiency notice from Nasdaq. After that, we were not able to file our 10-K annual report on time and our stock price dropped below 10 cents for ten consecutive trading days. This resulted in another deficiency notice and then to Nasdaq’s determination to delist FFIE’s securities. We requested a hearing to share our actions and plans to regain compliance with all of Nasdaq’s listing requirements in a foreseeable timeframe and to request an extension of time to execute the necessary actions. We are waiting for the decision of Nasdaq’s Hearings Panel but are nevertheless fully committed and dedicated to complying with the Nasdaq and SEC rules and requirements and carry on with all supporting actions.

What we can do, is either now done, such as the filing of our 10-K at the end of May, engaged a new auditor and the filing of our preliminary proxy statement, or in process, such as our working on the first quarter 10-Q with a filing target no later than the end of July, and our plan to file the next 10-Q on time. These necessary actions are in our control. The only other current Nasdaq non-compliance issue will be the minimum bid requirement for our stock. For the benefit of all our stakeholders we want to keep the Company listed. We are not able to control the bid price of our stock. The market controls that and without additional measures we would need to just rely on the mercy of the market.

To avoid this highly uncertain situation, we need your, our stockholders’, support to protect Faraday Future.

One safe way to get compliant with the minimum bid requirement is a reverse stock split as proposed by the Company, which requires stockholder approval. We informed the Hearings Panel that we would target a post-reverse split stock price of at least $5 per share. If the stock price naturally meets this threshold, our Board of Directors may elect to defer or not implement a reverse stock split.

As we don’t know the share price development in the coming weeks until the Annual Meeting, we are asking for a ratio of up to 40 to 1 to have a robust margin of safety with respect to Nasdaq’s minimum bid requirement. This reverse stock split is mathematical and doesn’t change your relative ownership in the Company, but it does affect the number of shares outstanding and the price per share.

We know the first reaction to a reverse stock split is typically negative and we want you to take your time to digest the facts and the situation at hand.

The higher the stock price is at the day we implement a reverse stock split, the lower the ratio could be.

Why are proposing a reverse stock split of up to 40 to 1?  Why such an arguably high ratio? The company evaluates the likelihood that a company can maintain the minimum bid price requirement for the long term, including during extreme conditions, such as significant fluctuations. We also believe it would be prudent to provide a margin of safety for our stock price over the longer term.

2. Strategic Financing and Increase in Authorized Shares

The Company continues to seek strategic financing, including from the Middle East but is constrained by a lack of available authorized shares.

We have submitted a proposal to be voted upon by stockholders at the Company’s planned annual meeting to amend our Certificate of Incorporation to allow for an increase the number of authorized shares.  A core purpose for this proposal is to clear this barrier to securing equity-based or equity-linked strategic financing, including in the Middle East.  If strategic investments are secured, this could allow for a ramp up in production and delivery of the FF 91 and could support the development of the FF China-US Automotive Industry Bridge strategy that is being developed.

As I said recently, our preference is to restore shareholders’ confidence through our business performance itself. We intend to keep you updated timely on our progress.

The whole FF team has been working diligently to ensure the Company’s survival and growth. Throughout our history, we’ve faced many challenges but have always persevered. Our heartfelt aspiration is to witness a future filled with FF vehicles on the road. Let’s make it happen together.